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Media

2006 Video About Zion and the Joseph Project

WeThe 2006 Zion Oil company DVD is a 55-minute visual overview of the company and its exploration and drilling project, the Joseph Project. Newly updated and edited for 2006, the DVD tells the story of Zion from its inspired beginnings to its current operations and future plans. With interviews of many of Zion's key employees in the United States and Israel, extensive footage of the lands held under Zion's license, the drilling of the Ma'anit #1 well, and other key events, as well as clear, concise narrationd and explanation, this DVD is an excellent introduction to the company. The 2006 DVD has been manufactured to play on stand-alone DVD players connected to your television as well as the new DVD players installed in computers.

If you have Windows Media Player 9.0 or later, you can download and play any one or all three of the video files on the updated 2006 DVD by clicking one of the choices below:

For high speed connections:

  The Joseph Project Overview (247 MB)

For low speed connections:

  The Joseph Project Overview (9.8 MB)

Click here to read the transcript of the DVD that has been filed with the SEC.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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